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                                                                   EXHIBIT 10.32

                     SIXTH AMENDMENT AND RESTATEMENT OF THE
             EMPLOYEE STOCK PURCHASE PLAN OF ESCO TECHNOLOGIES INC.


         1. TITLE: This Plan, the terms of which are set out below, shall be known as the "Employee Stock Purchase Plan of ESCO Technologies Inc." ESCO Technologies Inc. (the "Company") is a Missouri corporation with its principal offices located at 8888 Ladue Road, Suite 200, St. Louis, Missouri 63124.

         2. PURPOSE: The purpose of the Plan is to provide a convenient method by which employees of the Company and its domestic subsidiaries, who wish to do so, may purchase shares of the common stock (and the associated Preferred Stock Purchase Rights, if any) of the Company (hereinafter referred to as "Common Stock").

         3. ELIGIBILITY: A division or domestic subsidiary of the Company may elect to permit its employees to participate in the Plan subject to the approval of the Chairman and Chief Executive Officer of the Company. All current and future employees of the units listed in Attachment 1 hereto are eligible to participate in the Plan effective as of the corresponding eligibility date in Attachment 1.

         4. PARTICIPATION: Participation in the Plan shall be entirely voluntary. Upon written application by any eligible employee to the Trustee, an account shall be opened with respect to such employee in the name of the employee. Eligible employees for whom accounts are opened and maintained in accordance with the terms of the Plan are herein referred to as "participants."

         5. THE TRUSTEE: The Plan shall be administered by one or more Trustees (herein called the "Trustee," whether one or more) appointed by an officer designated by the Board of Directors of the Company. The Trustee shall at all times be "an agent independent of the issuer" as defined in Rule 10b-18 under the Securities Exchange Act of 1934 (the "1934 Act").

         The Trustee shall have power and authority to establish such procedures as the Trustee shall deem necessary to effect equitably and fairly the provisions and the intent of the Plan.

         6. PAYMENTS BY PARTICIPANTS: Participant contributions to this Plan may only be through payroll deductions. Participants may authorize the Company to make deductions from their pay to be applied to the purchase of Common Stock of the Company under the terms of the Plan.

         Deductions authorized for such purpose shall be in whole percentages of current salary or wages and shall be not less than one percent (1%) nor more than ten percent (10%). The Company may establish rules of uniform application regarding a participant's ability to change his deduction authorizations.

         7. STOCK PURCHASES AND ALLOCATION TO PARTICIPANTS: Stock purchases under the Plan, and allocation of such stock to the accounts of participants, shall be effected pursuant to the following rules and procedures:

                  (a) Amounts withheld pursuant to payroll authorizations under the Plan shall be remitted by the Company to the Trustee on a monthly basis and shall be credited by the Trustee to the respective accounts of the participants within two weeks.


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                  (b) At the discretion of an officer of the Company, the
         Company or a domestic subsidiary or division may contribute in cash an amount not to exceed fifteen percent (15%) of the amounts contributed by participants. Effective January 1, 2004, the Company or a domestic subsidiary or division may contribute in cash an amount not to exceed twenty percent (20%) of the amounts contributed by participants. The Company's contribution amounts may be separately determined for each division or subsidiary of the Company which participates in the Plan. Commencing October 15, 2003, the total number of shares of Common Stock that may be purchased under the Plan with the Company's contribution amounts shall not exceed one hundred thousand (100,000) shares.

                  (c) Cash amounts contributed pursuant to paragraphs (a) and
         (b) above shall be used to purchase shares of the Common Stock of the Company on a monthly basis. Common Stock may be purchased from the Company or from sellers in private transactions, or such purchases may be effected on the New York Stock Exchange. No private transaction or transaction with the Company may be at a price greater than the then-market price of the Company's Common Stock on the New York Stock Exchange.

                  (d) Following each stock purchase, the Trustee shall allocate shares purchased by the Trustee to the participant's account. The cost per share charged against the account of each participant for shares allocated to his account shall be the average cost to the Trustee for the shares purchased by the Trustee (including brokerage fees and other expenses associated with the purchase). Both whole and fractional shares shall be allocated.

                  (e) The Trustee shall maintain a book entry account for each participant and shall issue stock certificates to a participant only upon the circumstances and in the manner provided in SECTION 11 of this Plan.

                  (f) Cash dividends received by the Trustee on shares held by it under the Plan shall be used by the Trustee to purchase additional shares which shall be allocated among all participants, pro rata, on the basis of their respective account balances and credited to the accounts of participants as additional contributions under the Plan. Account balances for this purpose shall be determined as of the dividend record date preceding the allocation of shares to such accounts. Any shares of the Common Stock of the Company received by the Trustee as a stock dividend on shares held by it shall be treated as additional shares purchased by the Trustee under the Plan, at no cost, and shall be allocated and otherwise dealt with by the Trustee in the same manner as any other shares purchased by the Trustee under the Plan. Dividends received by the Trustee shall be deemed to have been received by the Trustee on the payment dates provided for the declaration of such dividends.

                  (g) Cost of shares to the Trustee shall include all brokerage fees, taxes and any other expenses directly applicable to the purchase of such shares.

                  (h) The Company does not guarantee in any way the price of shares purchased under the Plan against decline in market value.

         8. VOTING STOCK HELD UNDER THE PLAN: For each meeting of stockholders, the participants will have the right to vote all shares credited to their respective accounts under the Plan, whether registered in the name of the Trustee or its nominee. Shares held by the Trustee under the Plan will not be voted by the Trustee.



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         9. COSTS OF ADMINISTERING PLAN: All costs and expenses of administering the Plan, including the fees of the Trustee, shall be paid by the Company.

         10. WITHDRAWAL FROM THE PLAN: Any participant may withdraw any portion of the whole shares allocated to his account held by the Trustee under the Plan up to four times each calendar year by submitting an application for withdrawal to the Trustee. A participant shall specify on the withdrawal application a) the number of shares to be withdrawn from the Plan from those shares allocated to such participant's account and b) the number of shares to be issued per stock certificate. Within approximately seven days of the withdrawal application being submitted, the Trustee will deliver to such participant the requested stock certificates, and in the case of a complete withdrawal for terminated employees, an amount in cash equal to the fractional share remaining in his account on the date that the withdrawal becomes effective. No charges shall be made against a participant's account at the time of such withdrawal from the Plan except for the purchase cost of shares allocated to his account. The Trustee may establish such other procedures necessary to administer withdrawals in accordance with the intent of the Plan.

         A participant may request the sale of the whole shares allocated to his account. The Trustee will sell the shares within one week of receiving written authorization to sell the shares. Within approximately seven days of the sale, the Trustee will deliver a check to the participant less any commission charged by the Trustee.

         Any participant may cease his contribution under the Plan, and revoke any payroll withholding authorization given to the Company pursuant to the Plan at any time. Such cessation shall be effective no later than the second payroll after receipt of the participant's authorization to cease deductions.

         A participant may not assign or pledge any interest he may have under the Plan.

         If participation in the Plan ceases because of death, retirement, total disability, entering military service, or other termination of employment, settlement will be made as soon as practicable after such event occurs and after the Trustee receives notice of such termination or in the event of death, after the appointment of the legal representative of the estate of the deceased and the satisfaction of any other applicable legal requirements. The certificate for the shares of stock which have been allocated to the account of such participant and an amount in cash equal to the fractional share remaining in his account will be delivered to the former participant or, in the case of death of a participant who is the sole account holder, to the legal representative of such participant.

         11. REPORTS TO PARTICIPANTS: The Trustee will render regular reports to each participant under the Plan, showing, for the period of the report, the contributions made and dividends, if any, credited to such participant's account; the number of shares allocated to such participant; the purchase price for such shares charged against his account; and the number of shares withdrawn, if any. Such reports shall be made not less frequently than once each quarter.

         12. AMENDMENT AND TERMINATION OF THE PLAN: The Company reserves the right with respect to any or all employees, including those who may be participants under the Plan, to amend or terminate the Plan at any time. In the event of termination of this Plan, each participant will receive from the Trustee within sixty (60) days after the date of termination a certificate for the whole shares which have been acquired for the participant and an amount in cash equal to the fractional share remaining in the participant's account.



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

         With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with the applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan and any action thereunder fail to so comply, it shall be deemed null and void to the extent permitted by law.

         13. EFFECTIVE DATE: The effective date of this Plan, as amended and restated, is October 15, 2003.



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


                                                                    ATTACHMENT 1

UNIT                                                 Eligibility Date
----                                                 ----------------
Acoustic Systems                                     December 31, 2002

Comtrak Technologies, L.L.C.                         July 1, 1992

Distribution Control Systems, Inc.                   July 1, 1992

EMC Test Systems, L.P.                               July 1, 1993

ESCO Technologies Inc.                               July 1, 1992

Filtertek Inc.                                       May 1, 1998

Lindgren R.F. Enclosures, Inc.                       September 1, 2000

PTI Advanced Filtration Inc.                         July 1, 1998

PTI Technologies Inc.                                January 1, 1993

VACCO Industries                                     July 1, 1992



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